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                                                                     EXHIBIT 4.6

                                 AMENDMENT NO. 2
                                       TO
                                WARRANT AGREEMENT

     THIS AMENDMENT is made and entered into as of December 10, 2001, by and between Big Buck Brewery & Steakhouse, Inc. (f/k/a Michigan Brewery, Inc.), a Michigan corporation (the "Company"), and Wells Fargo Bank Minnesota, National Association (f/k/a Norwest Bank Minnesota, National Association), as the Warrant Agent (the "Warrant Agent").

     WHEREAS, the Company appointed the Warrant Agent to provide certain services in connection with and following the Company's initial public offering of units, each unit consisting of one share of common stock and one redeemable Class A Warrant to purchase one share of common stock ("Warrant");

     WHEREAS, the Company and the Warrant Agent entered into an agreement (the "Warrant Agreement") with respect to such appointment on June 7, 1996, as amended by the first amendment thereto dated May 26, 2000;

     WHEREAS, the Company has extended the expiration date of the Warrants from December 13, 2001 to December 13, 2002;

     WHEREAS, the Company wishes to amend the Warrant Agreement to correspond with the new term of the Warrants.

     NOW, THEREFORE, in consideration of the premises and agreements set forth herein, the parties hereto agree to restate (i) Sections 2.1, 2.2 and 4.1 of the Warrant Agreement as follows and (ii) Exhibit A of the Warrant Agreement as attached hereto:

     Section 2.1 EXERCISE. Any or all of the Warrants represented by each Warrant Certificate may be exercised by the holder thereof on or before 5:00 p.m., Minneapolis time, on December 13, 2002 (unless extended by the Company), by surrender of the Warrant Certificate with the purchase form, which is printed on the reverse thereof (or a reasonable facsimile thereof), duly executed by such holder, to the Warrant Agent at its principal office in South St. Paul, Minnesota. The purchase form must be accompanied by payment, in cash or by certified check payable to the Company, in an amount equal to the product of the number of shares of Common Stock issuable upon exercise of the Warrant represented by such Warrant Certificate, as adjusted pursuant to the provisions of Article III hereof, multiplied by the exercise price of $8.00, as adjusted pursuant to the provisions of Article III hereof (such price as so adjusted from time to time being herein called the "Purchase Price"), and such holder shall be entitled to receive such number of fully paid and nonassessable shares of Common Stock, as so adjusted, at the time of such exercise.

     Section 2.4 EXTENSION OF EXERCISE PERIOD; CHANGE OF EXERCISE PRICE. The Company may, upon notice given to the Warrant Agent, and without the consent of the holders of the Warrant Certificates, (a) extend the period over which the Warrants are exercisable beyond December 13, 2002, and (b) increase or decrease the Purchase Price for any period. Within a reasonable time after the effective time of such change or extension, the Company shall provide the Warrant Agent and Warrantholders of record with written notice of any change in the Purchase Price or extension of the exercise period, as the case may be, specifying the time to which such exercise period is extended, or the new Purchase Price and the periods for which such new Purchase Price is in effect.

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     Section 4.1 REDEMPTION PRICE. The Warrants may be redeemed at the option of the Company, at any time on or before December 13, 2002, upon notice as set forth in Section 4.2 and at the redemption price equal to $0.01 per warrant, provided that (a) the last reported sale price of the Common Stock on a national securities exchange, if the Common Stock shall be listed or admitted to unlisted trading, privileges on a national securities exchange, or (b) the closing, bid price of the Common Stock on the Nasdaq system, if the Common Stock is not so listed or admitted to unlisted trading privileges, exceeds $9.00 per share (such price subject to adjustment from time to time in the same manner as the Purchase Price pursuant to the provisions of Article III hereof) for any 20 consecutive trading days prior to the date such notice of redemption is given.

     IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the day and year first above written.

                                          BIG BUCK BREWERY &
                                          STEAKHOUSE, INC.

                                          By /s/ William F. Rolinski
                                             -----------------------------------
                                                  William F. Rolinski
                                                  President and Chief Executive
                                                  Officer

                                          WELLS FARGO BANK MINNESOTA,
                                          NATIONAL ASSOCIATION

                                          By /s/ Cindy Gesme
                                             -----------------------------------
                                                  Cindy Gesme
                                                  Account Manager